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                                                                     EXHIBIT F-1

                                SCANA Corporation
                                1426 Main Street
                         Columbia, South Carolina 29201

                                 January 2, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

                  This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing of the Application-Declaration on Form U-1 (File No. 70-10087) (the "Application") of SCANA Corporation ("SCANA") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), SCANA's utility subsidiaries South Carolina Electric & Gas Company, South Carolina Generating Company, Inc. and Public Service Company of North Carolina (the "Utility Subsidiaries") and additional companies listed on the signature page of the Application (collectively, the "Applicants").

Applicants seek authorization and approval of the Commission related to (i) external issuances by SCANA of common stock, preferred or equity-linked securities (including units with incorporated options, warrants and/or forward equity purchase contracts or provisions that are exercisable or exchangeable for or convertible into common stock) and long-term debt to increase SCANA's capitalization by up to $2.2 billion; (ii) external issuances by SCANA of short-term debt in an amount issued and outstanding at any time not to exceed $500 million; (iii) external issuances by SCANA of common stock, preferred and equity-linked securities, long-term debt and short-term debt to refund or replace existing securities without increasing capitalization; (iv) external issuances of up to 10 million shares of SCANA common stock under SCANA's direct stock purchase and dividend reinvestment plan, certain incentive compensation plans and certain other employee benefit plans; (v) the entering into by SCANA of hedging transactions; (vi) solicitation of proxies from the holders of SCANA common stock in connection with a proposed amendment to SCANA's Articles of Incorporation to increase the number of authorized shares of common stock from 150 million shares to a number not to exceed 250 million shares; (vii) the issuance of intra-system advances and guarantees by SCANA to or on behalf of subsidiaries of SCANA; (viii) the issuance of intra-system advances and guarantees, to the extent not exempt pursuant to Rule 52, by the Non-Utility Subsidiaries to or on behalf of other Non-Utility Subsidiaries; (ix) the issuance of intra-system advances and guarantees, to the extent not exempt pursuant to Rule 52, by the Utility Subsidiaries to or on behalf of such Utility Subsidiary's direct or indirect subsidiaries; (x) issuances of long-term and short-term debt securities (including commercial paper) and the entering into of hedging transactions by the Utility Subsidiaries and external issuances by the Utility Subsidiaries of long-term debt or short-term debt to refund or replace existing securities without increasing capitalization, to the extent not exempt pursuant to Rule 52; (xi) the continuation of authorization for the Utility Money Pool and the Non-Utility Money Pool; (xii) the ability of the Non-Utility Subsidiaries to pay dividends


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out of capital or unearned surplus; (xiii) the right of SCANA to acquire directly or through Subsidiaries the securities of one or more corporations, trust, partnerships, limited liability companies or other entities ("Intermediate Subsidiaries") to facilitate the acquisition, holding and/or financing of SCANA's non-utility investments; (xiv) the authority for SCANA to engage, directly or through Subsidiaries, in preliminary development activities ("Development Activities") and administrative and management activities ("Administrative Activities") in each case related to SCANA's permitted non-utility investments; and (xv) the authority for SCANA and its Subsidiaries to undertake internal reorganizations of then existing and permitted Subsidiaries and businesses., all as more fully described in the Application (the "Transactions"). All terms not otherwise defined herein shall have the meaning ascribed to them in the Application.

         I am general counsel for SCANA and in connection with this opinion I have examined original or copies certified or otherwise identified to my satisfaction of:

         (1) The charter documents and by-laws of Applicants, as amended to date;

         (2) Minutes of meetings of Applicants' shareholders and directors, as kept in their respective minute books; and

         (3) The documents and agreements pertaining to the Transactions and such other certificates, documents and papers as I deemed necessary or appropriate for the purpose of rendering this opinion.

         In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Application and the aforesaid agreements, instruments, certificates and documents. In addition, I have examined such questions of law as I considered necessary or appropriate for the purpose of rendering this opinion.

         The opinions expressed below are subject to the following assumptions and conditions:

          (a) The Commission shall have duly entered an appropriate order or orders with respect to the Transactions granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Transactions are consummated in accordance therewith.

          (b) Any regulatory approvals required with respect to the Transactions shall have been obtained and remain in full force and effect.

          (c) The Transactions shall have been duly authorized and approved, to the extent required by applicable governing corporate documents and applicable state laws and by the Board of Directors of SCANA or of the appropriate Applicant, as the case may be. The Applicants and each of its subsidiaries and associate companies involved in the


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                  proposed Transactions will at the time of the proposed
                  transactions be validly incorporated or a validly formed business entity in the jurisdiction in which it is domiciled.

          (d) To the extent Transactions are made through the creation of new entities by Applicants or its subsidiaries, such entities will have been duly authorized and created under the laws of the jurisdiction governing their creation.

          (e) Registration statements with respect to the shares of SCANA common stock to be issued in connection with the Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of SCANA common stock in connection with the Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          (f) The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          (g) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event the proposed Transactions are consummated in accordance with the Application:

          (1) all state laws applicable to the proposed Transactions will have been complied with; however, I express no opinion as to the need to comply with state blue sky laws;

          (2) SCANA and each of the Applicants will be validly existing as corporations or other entities under the laws of their respective states of incorporation;

          (3) The equity securities to be issued by SCANA in the proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable articles of incorporation and related documents which define such rights and privileges;

          (4) The various debt instruments and guarantees to be issued by SCANA certain of the Applicants as part of the proposed Transactions indicated above will be


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valid and binding obligations of SCANA and such Applicants in accordance with the terms of such instruments and guarantees, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law; and

          (5) The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by the Applicants.

         I am a member of the State Bar of South Carolina and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the State of South Carolina and the federal laws of the United States of America. I hereby consent to the filing of this opinion as an exhibit to the Application.

                                                     Very truly yours,

                                                     /s/ H. Thomas Arthur
                                                     --------------------
                                                     H. Thomas Arthur
                                                     Senior Vice President and
                                                        General Counsel


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